Exhibit 99.1

                  Rogers Corporation Raises Guidance
                        for the Third Quarter


    ROGERS, Conn.--(BUSINESS WIRE)--Oct. 11, 2007--Rogers Corporation (NYSE:ROG) today announced revised guidance for its fiscal third quarter ended September 30, 2007. Rogers now projects third quarter net sales to be between $109 and $110 million compared to the August 6, 2007 guidance of $94 to $97 million. Non-GAAP earnings for the third quarter, excluding any restructuring adjustments, are now projected to be $0.44 to $0.48 per diluted share versus the previous guidance of $0.32 to $0.35 per diluted share. The Company does not have the information necessary at this time to reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measures.

    Robert D. Wachob, President and CEO commented, "Sales in the Custom Electrical Components segment are approximately 25% above our previous forecast. The volume of orders from one large cell phone program that is nearing end of life was much higher than expected. Additionally, the High Performance Foams ("HPF") segment achieved all time record sales for the quarter. The record HPF sales were driven by market share gains in portable handheld devices."

    The Company expects to report its third quarter results during the first week of November, and plans to provide guidance for the fourth quarter 2007 at that time.

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, and in Suzhou, China. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2006 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of October 11, 2007 and Rogers undertakes no duty to update this information unless required by law.


    CONTACT: Rogers Corporation
             William J. Tryon, 860-779-4037
             Manager of Investor and Public Relations
             Fax: 860-779-5509
             william.tryon@rogerscorporation.com
             http://www.rogerscorporation.com